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                                                                    EXHIBIT 10.6

COMPANY:  Global Marine Inc. (the "Company")

ITEM: Resolutions of the Compensation Committee of the Board of Directors

SUBJECT:  Modification of Performance Stock Awards

DATE:     August 16, 2001

          RESOLVED that the terms of each performance stock award granted and currently outstanding under the Company's 1998 Stock Option and Incentive Plan be and hereby are modified to the extent necessary to authorize and effect the removal of all conditions, contingencies and other restrictions from the shares of stock subject to said award and the vesting, issuance and delivery of said shares in the event of a change in control pursuant to the terms of those certain severance and employment agreements approved and authorized by the Company's Board of Directors on August 16, 2001; and it was further

          RESOLVED that the proper officers of the Company be and hereby are authorized and directed to do or cause to be done any and all such acts and things, make any and all such payments, and negotiate, execute and deliver, for and on behalf of the Company and in its name, any and all such documents, papers, instruments and agreements as they may deem necessary or desirable to effect the intent and purposes of these resolutions.